CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in the prospectus constituting part of the registration statement on Form S-8 of FX Energy, Inc. (the “Company”), of our report, or information contained therein, as of December 31, 2010, dated February 10, 2011, respecting the estimated oil reserve information for the Montana and Nevada producing properties of the Company.  We also consent to the reference to us under the headings “Experts” respecting such reports in such prospectus.

HOHN ENGINEERING, PLLC

/s/ Thomas K. Hohn

Thomas K. Hohn
Registered Professional Petroleum Engineer
September 23, 2011